APPENDIX A

Identity of Participants

Scott J. Dworschak’s principal business address is 1308 Houbolt Road, Joliet, Illinois 60431. Douglas P. Hutchison Jr.’s principal business address is c/o Service Steel Warehouse, 141-141st Street, Hammond, Indiana 46327.

During the past five years, neither Mr. Dworschak nor Mr. Hutchison has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the past five years, neither Mr. Dworschak nor Mr. Hutchison has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws. Each of Mr. Dworschak and Mr. Hutchison is a citizen of the United States of America. Neither Mr. Dworschak nor Mr. Hutchison own any securities of IF Bancorp, Inc.

Scott J. Dworschak, age 64, currently serves as Executive Director of the National Electrical Contractors Association (“NECA”), Eastern Illinois Chapter, a management trade association representing the electrical contracting industry, since November 2017, where he also serves on its Audit Committee overseeing audits of contracting companies to ensure compliance with wage and benefit payments. Through his work at NECA, Mr. Dworschak advises and/or serves on various boards overseeing millions in assets, including an electrician apprenticeship training facility, a private healthcare program, and a trustee directed retirement program, which are co-managed by the International Brotherhood of Electrical Workers (“IBEW”). Mr. Dworschak also currently serves as Board Trustee of the Joint Apprenticeship Training Center, a program co-managed by NECA and the IBEW, since December 2017. Prior to that, Mr. Dworschak served as Labor Relations Director of the Illinois Road and Transportation Builders Association, a trade association that represents companies involved in the design, construction, and maintenance of transportation infrastructure in Illinois, from 2016 to 2017. Earlier in his career, Mr. Dworschak served as an attorney at Perkaus and Farley. Mr. Dworschak received a B.A. in Political Science from the University of Illinois Urbana-Champaign and a J.D. from DePaul University College of Law.

Douglas P. Hutchison Jr., age 61, currently serves as a Territory Sales Manager for Service Steel Warehouse, a full-service structural carbon steel distributor, a position he has held since May 2023. Mr. Hutchison previously served as President and Owner of Resolve Inc., a holding company with investment interests in fitness facilities, from 2019 to October 2022. Prior to that, Mr. Hutchison served as Midwest Account Manager for Greif Inc., a multinational industrial packaging manufacturer, from 2013 to 2019, and as Midwest Vice President of Sales and Operations for Premier Employee Solutions, a privately held industrial staffing firm, from 2012 to 2013. Mr. Hutchison also previously served as President and Chief Operating Officer of Inspire Staffing Group, LLC, a privately held light industrial staffing firm that he founded, from 2003 to 2012. Prior to that, from 1991 to 2003, Mr. Hutchison held various positions of increasing responsibility at FederAlpha Steel Corporation (“FederAlpha”), a privately held regional steel service center, Alpha Steel Corporation (“Alpha Steel”), which he co-founded, and Alpha Processing Corporation (“Alpha Processing”), including as Chief Financial Officer of FederAlpha, Senior Vice President of Finance of Alpha Steel, and Vice President and Controller of Alpha Processing. During his tenure at Alpha Steel, Mr. Hutchison led the acquisition of Federal Pipe and Steel, a top competitor of Alpha Steel, restructuring the new company to create FederAlpha. Earlier in his career, Mr. Hutchison served as Assistant Vice President of Merchandise National Bank. Mr. Hutchison also previously served as a member of the board of directors of Silver Cross Hospital from 2003 to May 2025, where he held various committee positions and served as Chairman of the board from 2016 to 2019. Mr. Hutchison received a B.A. in Economics from the University of Wisconsin.

The participants in the solicitation are anticipated to be Stilwell Activist Investments, L.P., a Delaware limited partnership, Stilwell Activist Fund, L.P., a Delaware limited partnership, Stilwell Value LLC, a Delaware limited liability company, Joseph Stilwell, Mr. Dworschak and Mr. Hutchison (each a “Participant” and collectively, the “Participants”). Each of the Participants specifically disclaims beneficial ownership of any shares of Common Stock owned by any of the other Participants that he, she or it does not directly own.